WESTMORELAND COAL COMPANY 9540 South Maroon Circle, Suite 200 Englewood, Colorado 80112 (855) 922-6463 Telephone
NEWS RELEASE
Westmoreland Enters into Revolving Credit Facility and Secures Amendments to Note Purchase and Credit Agreement

Englewood, CO – July 2, 2012 – Westmoreland Coal Company (NasdaqGM:WLB) today announced that it has entered into a five-year, $20.0 million revolving credit facility with The PrivateBank and Trust Company as contemplated and allowed for under the provisions of the indenture governing its outstanding 10.750% Senior Secured Notes due 2018.

The company also announced that Westmoreland Mining, LLC (“WML”), its wholly owned subsidiary, has successfully amended its existing Note Purchase Agreement dated June 26, 2008 and its Amended and Restated Credit Agreement dated June 26, 2008.  The amendments, which are mirrored in both documents, modify the pension funding requirement and amend the leverage and debt service coverage ratios, providing the company with increased flexibility.

“We took the current favorable interest rate environment as an opportunity to enter into a long term revolving credit facility” said Keith E. Alessi, Westmoreland’s Chief Executive Officer.  “While we have no immediate plans to draw upon the facility, it will provide us with increased financial flexibility and liquidity. The amendments to the WML agreements adjust our ratios and funding requirements to more closely reflect the quarterly fluctuations in our business and the impact of the current low interest rate environment on pension valuations.  Westmoreland is fortunate to be in a highly liquid position and have financial flexibility.  We appreciate the continuing support of our lenders and look forward to working with The PrivateBank.”

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States.  The Company’s coal operations include coal mining in the Powder River Basin in Montana, sub-bituminous mining in Wyoming, and lignite mining operations in Montana, North Dakota and Texas.  Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina.  For more information, visit www.westmoreland.com.

About The PrivateBank

The PrivateBank delivers customized business and personal financial services to middle-market companies, as well as business owners, executives, entrepreneurs and families in all of the markets and communities we serve. The PrivateBank is part of PrivateBancorp, Inc., which, as of March 31, 2012, had 34 offices in 9 states and $12.6 billion in assets.  Our website is www.theprivatebank.com.

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Contact: Kevin Paprzycki (855) 922-6463